                                  SCHEDULE 13G

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                    Under the Securities Exchange Act of 1934


                              CASE FINANCIAL, INC.
                              --------------------

                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   14745C 10 4
                                   -----------
                                 (CUSIP Number)

                                  MAY 22, 2002
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is being filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 14745C 10 4            13G
          -----------
______________________________________________________________________
 1 | NAME OF REPORTING PERSON
   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   |
   |  Eric A. Alden
___|__________________________________________________________________
 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
   |                                                     (b) [ ]
___|__________________________________________________________________
 3 | SEC USE ONLY
___|__________________________________________________________________
 4 | CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   | U. S.
___|__________________________________________________________________

               | 5 | SOLE VOTING POWER
NUMBER OF      |   |
               |   | 1,429,167
SHARES         | __|__________________________________________________
               | 6 | SHARED VOTING POWER
BENEFICIALLY   |   |
               |   | 0
OWNED BY       | __|__________________________________________________
               | 7 | SOLE DISPOSITIVE POWER
EACH           |   |
               |   | 1,429,167
REPORTING      | __|__________________________________________________
               | 8 | SHARED DISPOSITIVE POWER
PERSON WITH    |   |
               |   | 0
_______________|___|__________________________________________________
 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |
   | 1,429,167
___|__________________________________________________________________
10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   | SHARES*
   |
   |
___|__________________________________________________________________
11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |
   | 9.1%
___|__________________________________________________________________
12 | TYPE OF REPORTING PERSON*
   |
   | IN
___|__________________________________________________________________


                                  SCHEDULE 13G

ITEM 1(a)    Name of Issuer:

             Case Financial, Inc.

ITEM 1(b)    Address of Issuer's Principal Executive Office:

             15060 Ventura Boulevard, Suite 240
             Sherman Oaks, California 91403

ITEM 2(a)    Name of Person Filing:

             Eric Alden

ITEM 2(b)    Address of Principal Business Office, or, if none, Residence:

             15060 Ventura Boulevard, Suite 240
             Sherman Oaks, California 91403

ITEM 2(c)    Citizenship:

             U. S.

ITEM 2(d)    Title of Class of Securities:

             Common Stock

ITEM 2(e)    CUSIP Number:

             14745C 10 4

ITEM 3.   STATEMENT FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b):

          Not applicable

ITEM 4.   OWNERSHIP.

             (a) Amount Beneficially Owned: 1,429,167

             (b) Percent of Class: 9.1%

             (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 1,429,167

             (ii) shared power to vote or to direct the vote: 0

             (iii) sole power to dispose or to direct the disposition of:
                   1,429,167

             (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

ITEM 9.   NOTICE OF DURATION OF GROUP.

          Not applicable

ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       March 31, 2003
                                           -------------------------------------
                                                           (Date)

                                                       /s/ Eric Alden
                                           -------------------------------------
                                                         (Signature)